Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612-455-1754
763-354-1800

Arctic Cat Reports Fiscal 2012 First Quarter Results

Net sales up 18 percent to $74.9 million on higher sales across all product lines;

Net loss improved to $0.13 per diluted share versus $0.25 in prior-year quarter;

Continued to lower cost structure, increase gross margin percentage and strengthen balance sheet;

Raising fiscal 2012 earnings and sales guidance to a range of $0.94 to $1.00 EPS, a 34% to 43%

increase over fiscal 2011, on expected full-year sales growth of 12% to 14%

MINNEAPOLIS, July 28, 2011 – Arctic Cat Inc. (NASDAQ: ACAT) today reported that net sales increased 18 percent to $74.9 million in the fiscal 2012 first quarter ended June 30, 2011, up from net sales of $63.4 million in the prior-year first quarter. The company’s first quarter net loss improved to $2.3 million, or $0.13 per diluted share, versus a net loss of $4.5 million, or $0.25 per diluted share, in the same quarter last year. Arctic Cat historically reports a net loss in its fiscal first quarter, due to the seasonal nature of its products; the majority of the company’s sales and earnings occur in its fiscal second and third quarters.

Commented Claude Jordan, Arctic Cat’s president and chief executive officer: “We are very pleased with Arctic Cat’s double-digit sales gains and improved profitability in the 2012 first quarter. Revenue grew across all product lines, with particularly strong sales of our Prowler side-by-side utility vehicles contributing to the quarter’s results. We continued to focus on our strategies to increase sales by offering innovative products featuring first-to-market technologies, and to improve profitability through a continued emphasis on operational excellence and a lower cost structure.”

Among the highlights of Arctic Cat’s 2012 first quarter financial results versus the same quarter last year:

•	Net sales grew 18 percent;

•	Gross margins increased 210 basis points;

•	Operating expenses as a percent of sales declined to 24 percent compared to 28 percent in the prior-year quarter;

•	Factory inventory fell 2 percent;

•	Total cash and short-term investments at quarter end rose to $99.3 million, up from $58.6 million; and

•	The company had no short- or long-term debt.

Arctic Cat Reports Fiscal 2012 First Quarter Results – 2

Business Line Results

All-terrain vehicle (ATV) sales rose 36 percent to $37.9 million in the first quarter versus $27.8 million in the same period last year. Contributing to ATV sales in the quarter were increased sales of Arctic Cat’s Prowler side-by-side utility vehicles and international ATV sales. Arctic Cat continued its strategy to match wholesale sales with actual retail demand, while introducing new models and features in the ATV segments with the greatest consumer demand.

In the first quarter, Arctic Cat unveiled a partial lineup of its 2012 ATVs and side-by-sides. New models include the MudPro 700i LTD, with electronic power steering, and the Prowler 700i HDX, which received a sporty, new round tube surround frame for 2012. The three-passenger Prowler HDX is designed to be a heavy-duty utility workhorse. Its versatile rear cargo box hauls up to 1,000 lbs. and offers removable sides to create a convenient flatbed. In addition, power steering and an extra long wheelbase give it a smooth, comfortable ride. Arctic Cat also added enhanced features throughout its extensive ATV and side-by-side Prowler line-up.

“Sales of our ATVs outperformed the industry in the first quarter and we gained market share,” said Jordan. “We are excited to launch our first entry into the growing sport side-by-side market with our Wildcat model, and we remain on track to ship this off-road vehicle to dealers in fiscal 2012. Looking ahead, we expect continued growth in fiscal 2012 in our ATV segment, due to the competitive strength of our core ATV and Prowler offerings, and the growth potential for the Wildcat sport side-by-side model.”

On July 27, 2011, Arctic Cat unveiled the all-new Wildcat V-Twin 1000i H.O. as the most potent pure-sport recreational off-road vehicle (ROV) ever built. With 17 inches of suspension travel, 13 inches of ground clearance, a full-perimeter frame and the largest displacement engine in its class, the Wildcat is a full-production version of what was previously reserved for off-road race vehicles. In addition to industry-leading suspension travel, standard features on the Wildcat include power steering, and front and rear LED lights.

“The Wildcat has no equal—period,” said Jordan. “Our customers asked for a high-performance side-by-side and we happily responded with a no-compromise, pure-sport hot rod that redefines what’s possible with a production off-road vehicle.”

Snowmobile sales rose 2 percent to $17.4 million in the first quarter compared to $17.1 million in the prior-year quarter. Arctic Cat unveiled an extensive new 2012 model line-up in March, with 23 all-new snowmobiles representing 75 percent of the current offerings. The company anticipates that the breadth of its new models and innovative technologies will have a positive impact on fiscal 2012 snowmobile sales.

Sales of parts, garments and accessories (PG&A) in the first quarter grew 7 percent to $19.7 million versus $18.5 million in the prior-year quarter. During the quarter, Arctic Cat launched a PG&A e-commerce website for the U.S. market, giving consumers a convenient online shopping option for the full range of Arctic Cat PG&A products. Arctic Cat continues to expand its new accessories and garment offerings.

Arctic Cat Reports Fiscal 2012 First Quarter Results – 3

Company Raises Fiscal 2012 Outlook

“We are off to an excellent start in fiscal 2012 and are optimistic about the year ahead, as we celebrate the 50th anniversary of the Arctic Cat brand,” Jordan said. “Based on the higher than anticipated sales and earnings in the first quarter, we are raising our outlook for fiscal 2012. The company is well-positioned for future sales growth across our product lines. We expect significantly higher snowmobile sales, due to our new model line-up. In addition, we are excited about the upcoming launch of our Wildcat sport side-by-side model, coupled with the strength of our core ATV and Prowler offerings. Further, we remain focused on enhancing profitability by continuing to leverage the company’s operational efficiencies.”

The company’s fiscal 2012 outlook includes the following assumptions versus the prior fiscal year: ATV industry retail sales declining approximately 10 to 15 percent; snowmobile industry retail sales up approximately 5 to 10 percent; Arctic Cat dealer inventories decreasing 10 to 20 percent; achieving flat to slightly down operating expense levels as a percent of sales; increasing cash flow from operations; and ending the year with more cash on the balance sheet. At this time, the company expects gross margins to improve between 20 to 60 basis points in fiscal 2012, although commodity costs will remain a challenge for the foreseeable future.

For the fiscal year ending March 31, 2012, Arctic Cat now anticipates sales in the range of $520 million to $530 million, an increase of 12 percent to 14 percent versus fiscal 2011. The company estimates that fiscal 2012 earnings will increase 34 percent to 43 percent and be in the range of $0.94 to $1.00 per diluted share. Previously, the company expected sales in the range of $488 million to $502 million for fiscal 2012 and earnings per diluted share in the range of $0.75 to $0.82 per diluted share.

“We are confident that our strategies will enable Arctic Cat to deliver improved shareholder value again this fiscal year,” said Jordan.

Conference Call

A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-406-7325 and enter conference call passcode 4458954. The telephone replay will be available through Thursday, August 4, 2011.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Arctic Cat Reports Fiscal 2012 First Quarter Results – 4

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Report on Form 8-K and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Arctic Cat Reports Fiscal 2012 First Quarter Results – 5

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended June 30,
	2011	2010
Net Sales
Snowmobile & ATV Units	$55,260	$44,938
Parts, Garments & Accessories	19,670	18,468

Total Net Sales	74,930	63,406
Cost of Goods Sold
Snowmobile & ATV Units	49,129	42,249
Parts, Garments & Accessories	11,526	10,398

Total Cost of Goods Sold	60,655	52,647

Gross Profit	14,275	10,759
Operating Expenses
Selling & Marketing	6,085	6,287
Research & Development	4,002	3,225
General & Administrative	7,784	8,152

Total Operating Expenses	17,871	17,664

Operating Profit (Loss)	(3,596)	(6,905)
Other Income (Expense)
Interest Income	25	18
Interest Expense	(2)	(3)

Total Other Income (Expense)	23	15

Loss Before Income Tax	(3,573)	(6,890)
Income Tax Benefit	(1,251)	(2,412)

Net Loss	$(2,322)	$(4,478)

Net Loss Per Share
Basic	$(0.13)	$(0.25)

Diluted	$(0.13)	$(0.25)

Weighted Average Shares Outstanding:
Basic	18,220	18,191

Diluted	18,220	18,191

	June 30,
Selected Balance Sheet Data:	2011	2010
Cash and Short-term Investments	$99,294	$58,611
Accounts Receivable, net	32,593	34,706
Inventories	86,521	88,069
Total Assets	282,850	242,829
Short-term Bank Borrowings	—	—
Total Current Liabilities	100,310	76,567
Long-term Debt	—	—
Shareholders’ Equity	180,494	163,217

	Three Months Ended June 30,
Product Line Data:	2011	2010	Change
All-Terrain Vehicles	$37,899	$27,833	36%
Snowmobiles	17,361	17,105	2%
Parts, Garments & Accessories	19,670	18,468	7%

Total Sales	$74,930	$63,406	18%

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